Exhibit 10.26

ADICET BIO, INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of April 28, 2020, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”) and ADICET BIO, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting). The term “financial statements” shall include the accompanying notes and schedules.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)    Term Loan.

(i)    Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrower in an aggregate principal amount not to exceed Twelve Million Dollars ($12,000,000) (each a “Term Loan” and collectively the “Term Loans”). Borrower may request Term Loans at any time from the date hereof through the Availability End Date. The proceeds of the Term Loans shall be used for general working capital purposes and for capital expenditures.

(ii)    Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.2(a), and prior to the Interest Only End Date for the applicable Term Loan shall be payable monthly beginning on the first (1st) day of the month next following such Term Loan, and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Interest Only End Date shall be payable in, (i) if Borrower achieves the IND Milestone, twenty-four (24) or (ii) if Borrower does not achieve the IND Milestone, thirty (30), equal monthly installments of principal, plus all accrued interest, beginning on the Amortization Start Date, and continuing on the same day of each month thereafter through the Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

(iii)    When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by email to be received no later than 12:30 Pacific time (3:30 p.m. Eastern time) on the day on which the Term Loan is to be made. Such notice shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. The notice shall be signed by an Authorized Officer. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance.

2.2    Interest Rates, Payments, and Calculations.

(a)    Interest Rate. Except as set forth in Section 2.2(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 0.25% above the Prime Rate then in effect; or (B) 5.00%;

(b)    Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided, that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement;

(c)    Payments. Interest on the Term Loans shall be due and payable on the first (1st) calendar day of each month during the term hereof. Borrower authorizes Bank, at Bank’s option, to charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder; and

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.3    Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:30 p.m. Pacific time (3:30 p.m. Eastern time) shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4    Fees. Borrower shall pay to Bank the following:

(a)    Facility Fee. On or before the Closing Date, a fee equal to Three Thousand Dollars ($3,000), which shall be nonrefundable; and

(b)    Bank Expenses. (i) On the Closing Date, all Bank Expenses incurred through the Closing Date in an amount not to exceed the sum of (A) $25,000 plus (B) fifty percent (50%) of Bank Expenses incurred in excess of $25,000, provided that the amount payable under this Section 2.4(b)(i) shall not exceed $35,000 in the aggregate, and, (ii) after the Closing Date, all Bank Expenses, as and when they become due.

2.5    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than contingent indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default in accordance with Article 9.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a)    this Agreement;

(b)    a Corporate Resolution of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    a financing statement (Form UCC-1);

(d)    current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(e)    current financial statements, including company-prepared statements for Borrower’s most recently ended fiscal year; company prepared consolidated balance sheets, income statements, and statements of cash flows for the preceding twelve months and such other updated financial information as Bank may reasonably request;

(f)    a current Compliance Certificate in accordance with Section 6.2;

(g)    an executed copy of the Regeneron Agreement;

(h)    the Warrant;

(i)    a copy of the Amended and Restated Investors’ Rights Agreement among Borrower and certain other parties thereto dated July 25, 2019;

(j)    a Borrower Information Certificate;

(k)    Borrower shall have opened and funded not less than Fifty Thousand Dollars ($50,000) in deposit accounts held with Bank; and

(l)    such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, and including the initial Credit Extension, is contingent upon the Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

(a)    timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b)    Borrower shall be in compliance with Section 6.6 (provided that, for the avoidance of doubt, nothing herein shall require the Borrower to comply with such obligation prior to the applicable deadline as a condition to the Bank making any Credit Extension);

(c)    in Bank’s sole discretion, there has not been a Material Adverse Effect; and

(d)    the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

3.3    Post-Closing Covenant. Within 30 days from the Closing Date, Borrower shall deliver to Bank in form and substance satisfactory to Bank (a) a landlord waiver in favor of Bank for (i) 200 Constitution Drive, Menlo Park, CA 94025, and (ii) 175 Jefferson Drive, Menlo Park, CA 94025, (b) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank, and (c) a bailee waiver in favor of Bank for 2910 Fortune Circle West Indianapolis, IN 46241 from Brook Life Sciences, Inc.; provided that a landlord waiver in favor of Bank for 1000 Bridge Parkway, Redwood City, CA 94065 shall be delivered within 45 days from the Closing Date.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property. Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2    Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 3.3 and Section 7.11, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper reasonably acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes

Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

4.3    Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower will deliver to Bank (i) on the Closing Date, the certificate or certificates for any then-certificated Shares of any Subsidiary (other than Adicet Israel), and (ii) with respect to any Shares uncertificated as of the Closing Date, immediately upon certification, the certificate or certificate for the Shares of any Subsidiary (other than Adicet Israel), in each case accompanied by an instrument of assignment duly executed in blank governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates (if any) representing any such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except in each case where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the United States, other than (i) certain patents and know-how held in Israel that have no material value, and (ii) certain immaterial value-added tax receivables. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as permitted in Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4    Intellectual Property. Borrower is the sole owner of the intellectual property created or, to its knowledge, purchased by Borrower, except for (i) non-exclusive licenses granted by Borrower to its customers, suppliers and other business partners, (ii) licenses granted by Borrower to Regeneron or other interests or encumbrances imposed upon such intellectual property pursuant to the Regeneron Agreement and (iii) intellectual property that Borrower jointly owns with Regeneron. The intellectual property created, purchased or licensed by Borrower constitutes all material intellectual property necessary for the conduct of Borrower’s business as now conducted and as presently proposed to be conducted. To Borrower’s knowledge, (a) each of the copyrights, trademarks and patents created or purchased by Borrower is valid and enforceable, and (b) no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6    Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court, or administrative agency, in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7    No Material Adverse Change in Financial Statements. The financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated (and consolidating, if consolidated and consolidating financial statements are required to be delivered by Borrower to Bank pursuant to Section 6.2) financial condition as of the date thereof and Borrower’s consolidated (and consolidating, if applicable) results of operations for the period then ended. There has not been a material adverse change in the consolidated (and consolidating, if applicable) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8    Solvency, Payment of Debts. Borrower and its Subsidiaries are able to pay their debts (including trade debts) as they mature; the fair saleable value of their assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; and Borrower and its Subsidiaries, on a consolidated basis, are not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9    Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company”, or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all income and other material tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for its Subsidiaries disclosed to Bank in writing or Permitted Investments.

5.11    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12    Inbound Licenses. Except as disclosed on the Schedule or as disclosed in writing to Bank pursuant to Section 6.7, Borrower is not a party to, nor is bound by, any material license or other agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present, or threatened in writing, suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.14    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which such statements were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.    AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1    Good Standing and Government Compliance. (a) Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in its respective state of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable; (b) Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA; and (c) Borrower shall comply, and shall cause each Subsidiary to comply, with all material statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the failure to comply with which, or the loss of which, would reasonably be expected to have a Material Adverse Effect.

6.2    Financial Statements, Reports, Certificates, Collateral Audits. Borrower shall deliver to Bank:

(a)    Each of the following:

(i)    promptly upon becoming available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer, provided that such statement in consolidated and consolidating form shall be provided upon Bank’s request;

(ii)    promptly upon becoming available, but in any event within Two Hundred Seventy (270) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (or an opinion qualified only for going concern due to Borrower’s projected need for additional funding to continue operations so long as Borrower’s investors provide additional equity as needed, or as otherwise consented to by Bank in writing) on such financial statements from an independent certified public accounting firm of nationally recognized standing or otherwise reasonably acceptable to Bank (the “Audited Financial Statements”); provided that, if Borrower’s board of directors (the “Board”) requires a different level of annual financial statements (e.g., company-prepared) for any applicable fiscal year, Borrower shall deliver to Bank such annual financial statements required by the Board for such fiscal year;

(iii)    an annual budget approved by the Board promptly upon becoming available but no later than February 28 of each year during the term hereof;

(iv)    if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission;

(v)    promptly upon, but in any event within five (5) Business Days following, receipt by Borrower of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more;

(vi)    promptly upon, but in any event within five (5) Business Days following, receipt by Borrower, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems;

(vii)    such budgets, sales projections, operating plans, financial exhibits, material FDA correspondence or other financial information as Bank may reasonably request from time to time;

(viii)    promptly upon becoming available, but in any event within forty five (45) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, describing in reasonable detail any clinical updates that have occurred during such quarter; and

(ix)    promptly upon receipt of notice thereof, notice of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than Two Hundred Fifty Thousand Dollars ($250,000).

(b)    Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto;

(c)    promptly upon becoming available, but in any event within thirty (30) days after the end of each calendar month, Borrower shall deliver to Bank copies of all bank account statements for accounts maintained at financial institutions other than Bank;

(d)    as soon as possible, but in any event within three (3) Business Days after a Responsible Officer of Borrower becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto; and

(e)    Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3    Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.

6.4    Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand and to the extent readily obtainable by Borrower from the applicable taxing authority, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that (i) Borrower shall exercise and cause each Subsidiary to exercise best efforts to obtain the foregoing proof and (ii) Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5    Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Within thirty (30) days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies including any endorsements covering Bank or showing Bank as an additional insured. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence reasonably satisfactory to Bank of all premium payments. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6    Primary Depository. Subject to the provisions of Section 3.1(k), within sixty (60) days of the Closing Date, Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, all of its Cash in depository and operating accounts with Bank and all of its investment accounts to be managed by Bank or Bank’s Affiliates (but which investment accounts may, for the avoidance of doubt, be held by a third-party custodian, including, without limitation, U.S. Bank) (an “Investment Account”); provided that (i) prior to Borrower maintaining any Investment Accounts with Bank’s Affiliates, Borrower, Bank, and any such affiliate shall have entered into a securities account control agreement with respect to any such Investments Accounts, in form and substance reasonably satisfactory to Bank and (ii) upon the maturity of any investments maintained in any Investment Account, such investments shall be liquidated and all cash proceeds resulting therefrom shall be transferred to one of Borrower’s deposit accounts at Bank within fourteen (14) Business Days after such maturity. For the avoidance of doubt, Borrower shall not be permitted to reinvest such cash proceeds into new investment assets. Notwithstanding the foregoing, (a) Borrower shall be permitted to maintain an aggregate amount not to exceed Twenty Thousand Dollars ($20,000) in one or more accounts outside of Bank, and (b) Adicet Israel shall be permitted to maintain an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in one or more foreign accounts outside of Bank.

6.7    Consent of Inbound Licensors. Promptly following entering into or becoming bound by any material inbound license or agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition, subject to any confidentiality obligations to which Borrower is contractually bound; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.8    Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall within ten (10) days thereafter notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either (A) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (B) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.

6.9    Existing Letters of Credit. Borrower shall be permitted to maintain Borrower’s existing cash collateral accounts at Silicon Valley Bank (the “SVB Collateral Accounts”) securing that certain letter of credit for $4,131,720 in favor of Westport Office Park LLC (the “Westport Letter of Credit”) and that certain letter of credit for $150,000 in favor of Facebook (the “Facebook Letter of Credit”, together with the Westport Letter of Credit, the “SVB Letters of Credit”), provided further that (x) the aggregate balance of the SVB Collateral Accounts shall not exceed $4,281,720 at any time and (y) with respect to each SVB Letter of Credit, upon the earlier of (x) the maturity date of such SVB Letter of Credit as of the Closing Date which is November 8, 2020 with respect to the Westport Letter of Credit and November 2, 2020 with respect to the Facebook Letter of Credit) and (z) such earlier maturity or termination of such SVB Letter of Credit, the entire balance held in the applicable SVB Collateral Account shall immediately be transferred to one of Borrower’s accounts at Bank. For the avoidance of doubt, the Westport Letter of Credit and Facebook Letter of Credit shall not be renewed or extended so long as Bank shall have provided similar replacement letters of credit in favor of the applicable beneficiaries in such amounts and on terms substantially similar to the terms of the Westport Letter of Credit and Facebook Letter of Credit, as applicable, resulting in replacement letters of credit that are reasonably acceptable to the applicable beneficiaries.

6.10    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1    Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control; Divide. Change its name or the state of Borrower’s formation or relocate its chief executive office without ten (10) days prior written notification to Bank; replace or suffer the departure of its chief executive officer or, following the appointment of a permanent chief financial officer, its chief financial officer, without delivering written notification to Bank within ten (10) days thereof; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than thirty (30) consecutive days; suffer a change on its board of directors which results in the failure of at least one partner or managing director of Orbimed or its Affiliates to serve as a voting member, in such case without written notice to Bank prior to or within three (3) Business Days after such occurrence; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower and its Subsidiaries, taken as a whole; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, (iv) Borrower shall have provided 5 Business Days notice to Bank prior to consummation of any such transactions having consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000), and (v) Borrower is the surviving entity; or (b) the Obligations are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity. Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any investment banker, business broker, or similar Person to attempt to facilitate a merger or acquisition of Borrower or Borrower’s assets (any such agreement, an “Investment Banker Agreement”); unless (i) no Event of Default exists when such Investment Banker Agreement is entered into by Borrower, and (ii) such Investment Banker Agreement does not give the counterparty the right, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors. Notwithstanding the foregoing, this Section 7.3 shall not apply to Permitted Transactions.

7.4    Indebtedness. (a) Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, (b) prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase; (ii) repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements where the consideration for repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to Borrower regardless of whether an Event of Default exists; (iii) cause or permit its Subsidiaries to make dividends and distributions to Borrower (including, without limitation, distributions to Borrower in connection with any liquidation, wind up, or equivalent procedure within the respective Subsidiary’s relevant jurisdiction, initiated in respect of any Subsidiary); (iv) convert Subordinated Debt into equity securities of Borrower to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Bank; and (v) distribute capital stock to current or former employees, officers or consultants or directors upon the exercise of warrants, options or other similar instruments so long as such distribution does not result in a Change of Control.

7.7    Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower; provided however, for the avoidance of doubt, that payments to third party service providers in the ordinary course of business shall not constitute Investments hereunder.

7.8    Capitalized Expenditures. Make Capitalized Expenditures in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate for fiscal years 2020 and 2021, or in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year thereafter.

7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction by Borrower with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are not materially less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; (ii) compensation arrangements (including bonus or incentive arrangements), equity awards and benefit plans for officers, directors, consultants and other employees of the Borrower and its Subsidiaries (or similar managing or governing persons) approved by Borrower’s board of directors or a committee thereof; (iii) the sale or issuance of Borrower’s equity securities in bona fide transactions with Borrower’s existing investors that do not result in a Change in Control, or any agreements now existing or subsequently entered into in connection with the foregoing, and any amendments, modifications or restatements thereof; (iv) Permitted Transactions; or (v) transactions with Affiliates otherwise permitted under this Agreement.

7.10    Subordinated Debt. (a) Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or (b) amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.11    Inventory and Equipment. Subject to Section 3.3 above, (a) store Inventory or Equipment of a book value in excess of Five Hundred Thousand Dollars ($500,000) with a bailee, warehouseman, collocation facility or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased or licensed real property, store Collateral of a book value in excess of Five Hundred Thousand Dollars ($500,000) unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such landlord.

7.12    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

7.13    Subsidiary Assets. Permit Subsidiaries, individually or collectively, to own, hold, acquire or receive any property or assets, measured in accordance with GAAP, with an aggregate book value of greater than Two Hundred Fifty Thousand Dollars ($250,000), provided that Adicet Israel may maintain an additional Five Hundred Thousand Dollars ($500,000) solely to satisfy tax liabilities in connection with its dissolution so long as prior notice of such dissolution shall be delivered to Bank.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1    Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2    Covenant Default.

(a)    If Borrower (i) fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), or 6.6 (primary accounts) or (ii) violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3    Material Adverse Change. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect;

8.4    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If (a) there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), (ii) in connection with any lease of real property, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt which is not cured within any applicable cure period;

8.7    Judgments. If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)    Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)    place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like, which procedure will not be considered as adversely affecting the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j)    Bank may credit bid and purchase at any public sale;

(k)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered as adversely affecting the commercial reasonableness of any sale of the Collateral.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of

Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; and/or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6    No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Adicet Bio, Inc.
200 Constitution Drive
Menlo Park, CA 94025
Attn: Anil Singhal, Ph.D., President and CEO
E-Mail: asinghal@adicetbio.com

with a copy to:	Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attn: Darío Avram

E-mail: davram@mofo.com

If to Bank:	Pacific Western Bank
406 Blackwell Street, Suite 240
Durham, North Carolina 27701
Attn: Loan Operations Manager

E-Mail: loannotices@pacwest.com

with a copy to:	Pacific Western Bank
501 2nd Street, Suite 212
San Francisco, CA 94107
Attn: Benjermin Colombo

E-mail: bcolombo@pacwest.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of North Carolina. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina, or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY,

VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and reasonable and documented expert witness fees, and reasonable and documented attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.    GENERAL PROVISIONS.

12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Bank shall not assign its interest herein or the Loan Documents to any Person who is (i) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (ii) any “vulture fund” or similar hedge fund, private equity fund or other investor that invests in distressed debt as a material part of its investment strategy.

12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, directors, employees, affiliates, advisors and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable and documented attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8    Confidentiality and Publicity.

(a)    Other than (i) to the extent required by it by law, (ii) as may be required in connection with the examination, audit, or similar investigation of Borrower, (iii) in response to any subpoena or other legal process or informal investigative demand, or (iv) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document, Borrower shall not, and shall not permit any of its Affiliates to: (A) publish or publicly disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (B) use Bank’s name (or the name of any of its Affiliates) in connection with its operations or business; and

(b)    In handling any confidential information, Bank shall exercise commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all non-public information furnished to Bank in connection with the Loan Documents or derived by or on behalf of Bank through inspection, analysis or observation of the foregoing (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than Borrower and that is not known to Bank to be subject to confidentiality obligations, and shall not disclose any such Confidential Information to any other party; provided, that Bank and its Affiliates shall have the right to disclose Confidential Information to (provided, that in the case of (i)-(vi) below, such Person is bound by similar restrictions regarding disclosure and use of such information): (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies; (iv) any successor or assign of Bank; (v) any Person to whom Bank offers to sell, assign or transfer any Credit Extension or any part thereof or any interest or participation therein in accordance with the terms of this Agreement; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, rule, regulation or stock exchange requirements, (B) as may be required in connection with the examination, audit, or similar investigation of Bank, (C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADICET BIO, INC.

By:	/s/ Anil Singhal
Name:	Anil Singhal
Title:	CEO

PACIFIC WESTERN BANK

By:	/s/ Benjermin Colombo
Name:	/s/ Benjermin Colombo
Title:	Managing Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Adicet Israel” means Adicet Bio Israel Ltd. (f/k/a Applied Immune Technologies Ltd.), Borrower’s wholly-owned Subsidiary formed under the laws of Israel.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Amortization Start Date” means the first (1st) day of the month immediately following the Interest Only End Date.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Availability End Date” means the date eighteen (18) months after the Closing Date.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction, provided that the Permitted Transactions shall not constitute a Change in Control.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, or (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of the Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“IND Milestone” means Bank’s receipt of evidence reasonably satisfactory to Bank of receipt by Borrower of net payments, in one or more installments, from Regeneron equal to Twenty Million Dollars ($20,000,000) occurring within eighteen (18) months after the Closing Date in respect of Borrower’s achievement of (i) Borrower’s filing of an investigational new drug application with the FDA for ADI-001 and (ii) selection of a second clinical product candidate, “ADI-002”.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Only End Date” means (i) if Borrower does not achieve the IND Milestone, the date eighteen (18) months after the Closing Date, and (ii) if Borrower achieves the IND Milestone, the date twenty-four (24) months after the Closing Date.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Maturity Date” means April     , 2024.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“New Subsidiary” has the meaning set forth in Section 6.8 hereof.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent,

due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)    Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)    Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)    Indebtedness (including capital lease obligations and purchase money indebtedness) not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time secured by a Lien described in clause 12.8(c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d)    Subordinated Debt;

(e)    Indebtedness to trade creditors incurred in the ordinary course of business;

(f)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)    Indebtedness associated with the SVB Letters of Credit, subject to the terms of Section 6.9;

(h)    Other, unsecured Indebtedness of Borrower and any Subsidiary in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000); and

(i)    Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)    Investments existing on the Closing Date disclosed in the Schedule;

(b)    (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two (2) years from the date of creation thereof and currently having rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than two (2) years from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c)    Investments accepted in connection with Permitted Transfers;

(d)    (i) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year, and (ii) additional Investments by Borrower in Adicet Israel solely to satisfy tax liabilities in connection with Adicet Israel’s dissolution not to exceed Five Hundred Thousand Dollars ($500,000), provided that prior notice of such dissolution shall be delivered to Bank;

(e)    Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h)    Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(i)    Investments permitted under Section 7.3.

“Permitted Liens” means the following:

(a)    Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)    Liens not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit

Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments);

(f)    Liens held by Borrower in the assets of any of its Subsidiaries securing intercompany debt permitted under this Agreement;

(g)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which Borrower maintains adequate reserves;

(h)    pledges or deposits on assets worth an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)    Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral.

(j)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by, such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts.

“Permitted Transactions” means (i) a proposed reverse triangular merger among Borrower, a publicly traded company previously disclosed to Bank (“Parent”), and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Borrower with Borrower surviving as a wholly owned subsidiary of Parent in accordance with the terms of that certain merger agreement by and between Borrower, Parent and Merger Sub (the “Merger Agreement”), as summarized in that certain Summary of Terms of Funding and Merger and provided to Bank (as may be modified by the terms of the Merger Agreement, the “Summary of Terms” and such transaction the “Merger”), (ii) the entry by such parties into agreements, documents and instruments and the making of filings (including, without limitation, public filings disclosing this Agreement, the other Loan Documents and their terms) for and related to the Merger, and (iii) the transactions contemplated by or entered into in connection with any of the foregoing transactions or agreements; provided, that, (a) the Merger is consummated substantially in accordance with the Summary of Terms unless otherwise approved by Bank in writing, (b) Borrower has delivered to Bank (1) the Merger Agreement, all exhibits thereto, and all material documents, instruments, certificates and/or agreements to be executed by Borrower in connection with the Merger (the “Merger Documents”) and (2) all diligence materials reasonably requested by Bank (the “Merger Diligence”), (c) Bank has confirmed in writing its approval of the Merger Documents and the Merger Diligence prior to the consummation of the Merger (and Borrower has delivered to Bank the executed copies of all Merger Documents) and (iv) simultaneously with or promptly following the consummation of the Merger, Borrower takes all actions reasonably required by Bank in its sole discretion to cause Parent to guarantee Borrower’s obligations under this Agreement, together with such other documents, and completion of such other matters, including, without limitation, a new warrant as provided for in Section 2.2 of the Warrant, and Parent shall grant and pledge to Bank a perfected security interest in substantially all of its assets other than Intellectual Property, including, without limitation, the stock, units or other evidence of ownership of Borrower.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)    Inventory in the ordinary course of business;

(b)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(c)    worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d)    grants of security interests and other Liens that constitute Permitted Liens;

(e)    any asset of any Subsidiary to Borrower;

(f)    cash and cash equivalents (i) in the ordinary course of business and in a manner not otherwise prohibited by this Agreement, or (ii) permitted by clause (d) of the definition of Permitted Investments; and

(g)    other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Regeneron” means Regeneron Pharmaceuticals, Inc., a New York corporation.

“Regeneron Agreement” means that certain License and Collaboration Agreement by and between Borrower and Regeneron, dated as of July 29, 2016, as amended by that certain Amendment No. 1 to License and Collaboration Agreement dated as of April 4, 2019.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto, as the same may be updated from time to time to the extent approved by Bank.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower.

“SOS Reports” means the official reports from the Secretaries of State of the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Warrant” means that certain Warrant to Purchase Stock issued by Borrower to Bank dated as of the Closing Date.